Exhibit 5.1

December 18, 2025	10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501
www.lw.com

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Lineage, Inc.

Lineage OP, LP

Lineage Europe Finco B.V.

46500 Humboldt Drive

Novi, Michigan 48377

Re: Lineage OP, LP 5.250% Senior Notes due 2030; Lineage Europe Finco B.V. 4.125% Senior Notes due 2031

To the addressees set forth above:

We have acted as special counsel to Lineage, Inc., a Maryland corporation (“Lineage”), Lineage OP, LP, a Maryland limited partnership (the “Operating Partnership”), Lineage Europe Finco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Lineage Europe”), and the other Guarantors (as defined below) in connection with (a) the issuance by the Operating Partnership of up to $500,000,000 aggregate principal amount of 5.250% Senior Notes due 2030 (the “USD Exchange Notes”) and the guarantees of the USD Exchange Notes (the “USD Guarantees”) by Lineage, Lineage Europe, the entities listed on Exhibit A hereto, each a Delaware limited liability company (the “Specified Guarantors”), and the entities listed on Exhibit B hereto (together with Lineage, Lineage Europe and the Specified Guarantors, the “USD Guarantors”), under an indenture, dated as of June 17, 2025 (the “USD Base Indenture”), among the Operating Partnership, Lineage and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of June 17, 2025 (the “USD First Supplemental Indenture”), among the Operating Partnership, the USD Guarantors (other than Lineage Europe) and the Trustee, as further supplemented by a Second Supplemental Indenture, dated as of November 26, 2025 (together with the USD Base Indenture and the USD First Supplemental Indenture, the “USD Indenture”), among the Operating Partnership, the USD Guarantors and the Trustee and (b) the issuance by Lineage Europe of up to €700,000,000 aggregate principal amount of 4.125% Senior Notes due 2031 (the “Euro Exchange Notes” and, together with the USD Exchange Notes, the “Exchange Notes”) and the guarantees of the Euro Exchange Notes (the “Euro Guarantees” and, together with the USD Guarantees, the “Guarantees”) by Lineage, the Operating Partnership, the Specified Guarantors, and the entities listed on Exhibit B hereto (together with Lineage, the Operating Partnership and the Specified Guarantors, the “Euro Guarantors” and, together with the USD Guarantors, as applicable, the “Guarantors”), under an indenture, dated as of November 26, 2025 (the “Euro Base Indenture” and, together with the USD Base Indenture, the “Base Indentures”), among Lineage Europe, Lineage, the Operating Partnership and the Trustee, as supplemented by a First Supplemental Indenture, dated as of November 26, 2025 (the “Euro First Supplemental Indenture” and, together with the Euro Base Indenture, the “Euro Indenture” and, together with the USD Indenture, the “Indentures”), among Lineage Europe, the Euro Guarantors, the Trustee and U.S. Bank Europe DAC, and, in each case, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2025 (the “Registration Statement”). The USD Exchange Notes will be issued in exchange for certain of the Operating Partnership’s outstanding 5.250% Senior Notes due 2030 (the “USD Old Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). The Euro Exchange Notes will be issued in exchange for certain of Lineage Europe’s outstanding 4.125% Senior Notes due 2031 (together with the USD Old Notes, the “Old Notes”) on the terms set forth in the Prospectus. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

December 18, 2025 Page 2

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, Lineage Europe, the other Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Limited Liability Company Act (the “DLLCA”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to (i) Maryland law are addressed in the opinion of Venable LLP, (ii) Washington law are addressed in the opinion of Snell & Wilmer L.L.P., (iii) Australian law are addressed in the opinion of Johnson Winter Slattery, (iv) Canadian law are addressed in the opinion of McCarthy Tétrault LLP and (v) Dutch law are addressed in the opinion of NautaDutilh N.V., in each case, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the applicable series of Exchange Notes have been duly executed, issued, and authenticated in accordance with the terms of the applicable Indenture and delivered in exchange for the applicable series of Old Notes in the circumstances contemplated by the Registration Statement and Prospectus:

1.	each of the Guarantees issued by the Specified Guarantors, will have been duly authorized by all necessary limited liability company action of the Specified Guarantors;

2.	each of the USD Exchange Notes and the USD Guarantees will be legally valid and binding obligations of the Operating Partnership and the USD Guarantors, respectively, enforceable against the Operating Partnership and the USD Guarantors in accordance with their respective terms; and

3.	each of the Euro Exchange Notes and the Euro Guarantees will be legally valid and binding obligations of Lineage Europe and the Euro Guarantors, respectively, enforceable against Lineage Europe and the Euro Guarantors in accordance with their respective terms.

December 18, 2025 Page 3

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of each Base Indenture and 5.1(b) of each of the USD First Supplemental Indenture and the Euro First Supplemental Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (g) other applicable exceptions; and (h) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures, the Guarantees, and the Exchange Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, Lineage Europe and each of the other Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Operating Partnership, Lineage Europe and each of the other Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

December 18, 2025 Page 4

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP

December 18, 2025 Page 5

EXHIBIT A

Specified Guarantors

Lineage Logistics Holdings, LLC

Lineage Logistics, LLC

Lineage Logistics Services, LLC

Lineage Logistics Canada Holdings, LLC

Lineage AUS RE Holdings, LLC

Lineage Columbia Mezz, LLC

Lineage WA Columbia RE, LLC

December 18, 2025 Page 6

EXHIBIT B

Entity	Jurisdiction of Formation
Columbia Colstor, Inc.	Washington
Lineage Logistics MTC, LLC	Maryland
Lineage Treasury Europe B.V.	The Netherlands
Boreas Logistics Holdings B.V.	The Netherlands
Lineage Logistics Canada Holdings Ltd.	Canada
Emergent Cold Midco Pty Ltd (ACN 008 579 879)	Australia